Exhibit (a)(1)(K)
Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Beacon Roofing Supply, Inc.
at
$124.35 Per Share
by
Queen MergerCo, Inc.
a wholly owned subsidiary of
QXO, Inc.
To Our Clients:
Enclosed for your consideration are the Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated March 31, 2025, and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”, in connection with the offer by Queen MergerCo, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of QXO, Inc., a Delaware corporation (“QXO”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), at a price of $124.35 per Share, to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal.
Your attention is directed to the following:
1.	The tender price is $124.35 per Share, to you in cash, without interest and less any required withholding taxes.
2.	The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on April 14, 2025, unless extended (as extended, the “Expiration Time”).
3.
The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the “Merger Agreement”), dated as of March 20, 2025, by and among QXO, Purchaser and Beacon, pursuant to which, following consummation of the Offer and, subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Purchaser will be merged with and into Beacon (the “Merger”), with Beacon surviving the Merger as a wholly owned subsidiary of QXO.

4.
The board of directors of Beacon unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Beacon and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), (iii) resolved that the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that the stockholders of Beacon accept the Offer and tender their Shares to Purchaser in the Offer.

5.
The Offer is subject to the conditions set forth in the section of the Offer titled “The Offer—Section 15—Conditions of the Offer.” These include, among other things, (i) there being validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by QXO and its subsidiaries, would represent a majority of the outstanding Shares as of the time of the expiration of the Offer (excluding any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), (ii) any notices, reports and other filings required to be made prior to the effective time of the Merger by Beacon or QXO or any of their respective subsidiaries with, or any consents, registrations, approvals, permits and authorizations required to be obtained prior to the consummation of the Merger by Beacon or QXO or any of their respective subsidiaries from, any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated under the Merger Agreement by Beacon and QXO and, in each case, which is set forth on Beacon’s disclosure letter shall have been made or obtained (as the case may be), (iii) since the date of the Merger Agreement, there having been no event, change, effect, development, circumstance, state of facts, condition or occurrence that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Offer to Purchase), and (iv) there being no order (whether temporary, preliminary or permanent) in effect that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger. The Offer is also subject to the other conditions described in the Offer to Purchase.
6.	You will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.
SHARES PREVIOUSLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER AS AMENDED AND RESTATED. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE OF $124.35 PER SHARE, TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, IF SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. IF YOU HAVE NOT ALREADY TENDERED YOUR SHARES, PLEASE DISREGARD THE MATERIALS PREVIOUSLY DELIVERED TO YOU AND USE THE MATERIALS ACCOMPANYING THE AMENDED AND RESTATED OFFER TO PURCHASE.
Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Beacon Roofing Supply, Inc.
at
$124.35 Per Share
by
Queen MergerCo, Inc.
a wholly owned subsidiary of
QXO, Inc.
Queen MergerCo, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of QXO, Inc., a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Beacon Roofing Supply, Inc., a Delaware corporation, at a price of $124.35 per Share, to the seller in cash, without interest and less any required withholding taxes. The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated March 31, 2025, and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”.
The undersigned hereby instruct(s) you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal.
The undersigned understand(s) and acknowledge(s) that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any certificate representing Shares submitted on its behalf to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will be determined by the Purchaser and/or its affiliates (which may delegate power in whole or in part to the Depositary) in its and/or their discretion.
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2025
Name(s)

Address(es)

Zip Code

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.